Exhibit 99

CONTACT: Robert F. Mangano President & Chief Executive Officer (609) 655-4500	Joseph M. Reardon Sr. Vice President & Treasurer (609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD NET INCOME FOR THE QUARTER
AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

CRANBURY NJ – OCTOBER 20, 2003……1st Constitution Bancorp (NASDAQ: FCCY) reported record net income for the third quarter and for the nine months ended September 30, 2003. For the quarter ended September 30, 2003, net income increased by 23.6 percent to $852,833 or $.55 cents per diluted share, up from $689,824 or $.45 cents per diluted share achieved during the third quarter of last year.

For the nine months ended September 30, 2003, net income reached a record level of $2,355,717, or $1.51 cents per diluted share, up 23.2 percent when compared to $1,912,106, or $1.25 cents per diluted share earned for the first nine months of 2002.

Net interest income increased $166,811 or 7.08 percent over the third quarter of 2002, and $585,740 or 8.69 percent year to date, when compared to the results achieved for the corresponding periods last year. Return on average assets was 1.22 percent for the third quarter of 2003, while return on average equity reached 15.40 percent. These compare to a return on average assets of 1.11 percent and return on average equity of 13.89 percent for the third quarter of last year.

As of September 30, 2003 there were $83,000 in loans past due 90 days and still accruing, compared to $68,000 for the corresponding quarter last year. Loans on a non-accrual basis totaled $279,000 or 1/20th of 1 percent of gross loans at September 30, 2003, compared to $173,000 at September 30, 2002.

Robert F. Mangano, President and Chief Executive Officer, said higher earnings were due primarily to the expansion of the bank’s lending activities, the generation of fee income, and its ability to broaden its relationship with existing and new clients.

As a result of these efforts through September 30, 2003, non interest income increased by 79.3 percent, or by $1,037,000 when compared to last year’s results. Also bolstering earnings was a 10.8 percent increase in loans and a 8.46 percent growth in demand deposits, which enabled 1st Constitution to improve its total profitability year-to-date.

At September 30, 2003, total assets reached $276.4 million, up from $259.4 million for the same period last year.

1st Constitution Bancorp and its primary subsidiary, 1st Constitution Bank operate 7 branch banking offices in Cranbury (2), Hamilton, Montgomery, Plainsboro, Perth Amboy and Princeton.

1st Constitution Bancorp is traded on the NASDAQ National Market under the trading symbol FCCY, and can be accessed through the Internet at www.1STCONSTITUTION.com

1st Constitution Bancorp Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Income Statement Data:
Interest income	$3,606	$3,678	$ 10,667	$ 10,593
Interest expense	1,083	1,321	3,338	3,850

Net interest income	2,523	2,357	7,329	6,743
Provision for loan losses	60	60	180	180

Net interest income after prov.for loan losses	2,463	2,297	7,149	6,563
Non-interest income	874	377	2,344	1,307
Non-interest expense	2,014	1,563	5,848	4,840

Income before income taxes	1,323	1,111	3,645	3,030
Income taxes	470	421	1,289	1,118

Net income	$ 853	$ 690	$ 2,356	$ 1,912

Balance Sheet Data:
Total Assets			$ 276,440	$ 259,367
Loans			160,980	145,290
Allowance for loan losses			(1,751)	(1,607)
Securities available for sale			75,137	80,597
Securities held to maturity			6,457	5,367
Deposits			222,703	210,158
Shareholders’ Equity			22,602	20,919

Performance Ratios:
Return on average assets	1.22%	1.11%	1.18%	1.10%
Return on average equity	15.40%	13.89%	14.65%	13.76%
Efficiency ratio	59.3%	57.2%	60.5%	60.1%
Net interest margin	3.88%	4.01%	3.94%	4.01%

Asset Quality:
Loans past due over 90 days and still accruing			$ 83	$ 68
Nonaccrual loans			279	173
OREO property			61	9
Net charge-offs (recoveries)			99	(13)
Allowance for loan losses to total loans			1.09%	1.11%
Nonperforming loans to total loans			0.22%	0.17%

Per Share Data:
Earnings per share - Basic	$ 0.57	$ 0.47	$ 1.59	$ 1.30
Earnings per share - Diluted	$ 0.55	$ 0.45	$ 1.51	$ 1.25
Book value per share			$ 15.19	$ 14.21